Exhibit 99.1
NEWS

RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES FIRST QUARTER 2008 RESULTS

 COMPANY ACHIEVES RECORD REVENUES AND
INCREASES BACKLOG

HOUSTON, TEXAS, May 7, 2008 – Geokinetics Inc. (AMEX: GOK) announced today financial results of operations for the first three months of 2008.  Highlights include:

•	Increased revenue by 8% from 2007 to $120.2 million for the three months ending March 31, 2008.

•	EBITDA decreased by 1% from 2007 to $18.4 million for the three months ending March 31, 2008.

•
Net income to common stockholders of $2.6 million, or $0.24 per fully-diluted common share for the three months ending March 31, 2008, as compared to $5.1 million, or $0.75 per fully-diluted common share in the same quarter last year.

•	Mobilized operations in Bangladesh, Bolivia and Tanzania and assembled new transition zone crew for initial work in Australia and New Zealand.

•	Invested $25.7 million in the first quarter of 2008, primarily to increase channel count internationally, as part of the Company’s 2008 $64.5 million capital budget.

•	Increased backlog to $417 million at March 31, 2008, from $411 million at December 31, 2007 and $283 million at March 31, 2007.

GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Three Months Results

In the first quarter ended March 31, 2008, revenue increased 8% to $120.2 million compared to $111.0 million for the first quarter of 2007.  Revenue consisted of $61.7 million for North American data acquisition, $55.6 million for International data acquisition and $2.9 million from data processing.  Increased revenues were driven primarily by a stronger Canadian winter season in 2008 and the impact of the Company’s 2007 capital investment program increasing revenue generating capacity in 2008.

EBITDA (as defined below) decreased slightly to $18.4 million for the first quarter of 2008, compared to $18.6 million in the first quarter of 2007.  EBITDA improved in Data Processing and North America, both in Canada and the U.S., however, the contribution internationally was reduced due to the first quarter of 2007 including a very large international project that accelerated a significant amount of revenue into the quarter; excluding the effect of this project, activity levels were up internationally during the first quarter of 2008.

The Company had net income to common stockholders of $2.6 million, or $0.24 per diluted common share, in the first quarter of 2008, compared to net income of $5.1 million, or $0.75 per diluted common share, for the same quarter in 2007.  The reduced net income was primarily due to higher depreciation expense as a result of the Company’s capital investment program and the impact of a $1.5 million gain from an insurance claim which occurred in the first quarter of 2007.   These were partially offset by lower interest expense in the 2008 quarter due to lower debt levels and lower interest rates during the quarter.

Selected Balance Sheet Data

Cash and cash equivalents and restricted cash totaled $23.8 million at March 31, 2008, of which $1.4 million was restricted cash.  Total debt was $92.0 million with $20.2 million of that amount being current.  Total debt to capitalization was 31.9% as compared to 29.4% at December 31, 2007.  The increase was primarily a result of additional borrowings to fund the Company’s capital investment program.

Backlog Increases

The Company’s backlog at the end of the first quarter reached a new quarterly high of $417 million, up from $411 million at December 31, 2007, and $283 million at the end of the first quarter of 2007. Approximately $235 million of current backlog is related to international business (excluding Canada), with the remaining $182 million in North America ($176 million of this amount is attributed to the United States). Current backlog does not include a $59 million project in Argentina which was previously included in backlog starting in July 2007.  This project has been excluded from current backlog because of continuing delays and uncertainty regarding the timing of commencement and eventual completion of the project, however, this project was included in backlog at December 31, 2007.

GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Operations Overview

During the first quarter of 2008, crew activity and utilization increased over the fourth quarter of 2007. In Canada, the Company operated five crews most of the quarter in Alberta and the Northwest Territories.  In the United States, a total of eight crews worked actively in Central Texas, North Dakota and the Texas/Louisiana Gulf Coast region. In Latin America, the Company operated four to six crews during the quarter, primarily in Brazil and Colombia, and mobilized a crew into Bolivia.  In the Eastern Hemisphere, marketing efforts initiated in 2007 delivered positive results.  The Company operated its transition zone crew in Egypt most of the quarter and the Company’s ocean bottom cable (“OBC”) crew in Australia worked approximately two months of the quarter.  In addition, the Company mobilized crews in Bangladesh and Tanzania which have now commenced operations.  Finally, the Company began mobilizing for operations in Mozambique and set up a new transition zone crew that will initially work in Australia and New Zealand.

In the first quarter of 2008, Geokinetics continued to invest in revenue-generating equipment and capacity.  A total of $25.7 million was invested primarily in international operations.  The Company added channels for Latin America and the Eastern Hemisphere during the quarter.  Investment in these recording channels provides Geokinetics’ clients with enhanced sub-surface resolution and further enables the Company to compete on larger contracts.  In addition, the Company added additional Sercel SeaRay equipment for its Australian OBC crew and outfitted a new transition zone crew for the Australasia region.  As of March 31, 2008, Geokinetics had approximately 94,700 stations of single-component and 7,450 stations of multi-component recording equipment, equating to a total channel count of 118,300.  This compares to 108,000 channels at December 31, 2007 and 94,000 channels at March 31, 2007 using this methodology.

Second Quarter 2008 Activity Outlook

Geokinetics is providing this update to assist shareholders in understanding the operational expectations for the second quarter of 2008.  As is typical with the conclusion of the Canadian winter season, the Company reduced operations in Canada and expects to operate only one crew for part of the second quarter while the ground thaws and incur repair and maintenance costs, as compared to operating five crews during most of the first quarter.   Geokinetics expects to continue operating eight crews in the United States as it did in the first quarter of 2008, and while the Company has experienced some weather delays early in the second quarter which affected two crews, the Company expects to have strong utilization for the remainder of the quarter.  Geokinetics expects activity levels in Colombia to remain strong, but down slightly from first quarter.  The ramp-up of a crew in Bolivia that commenced operations late in the first quarter, combined with consistent activity levels in Brazil, is expected to keep crews working for the majority of the second quarter.  In the Eastern Hemisphere, Geokinetics expects its OBC crew in Australia to be down for at least half of the quarter before ramping-up operations later in the quarter.  The Company’s new transition zone crew in Australia commenced operations mid-quarter and is expected to work the remainder of the quarter. In Egypt, the Company’s crew is expected to work the majority of the quarter, with the exception of time needed for a move between projects.  In Bangladesh, one crew is expected to work a majority of the second quarter versus being idle for most of the first quarter.  In addition, new crews are expected to commence operations in Tanzania and Mozambique during the quarter, but are not expected to contribute significantly to the second quarter.  Finally, the Company is currently in

GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

the early stages of mobilizing two crews for operations in Angola which are expected to commence during the third and fourth quarters.

Management Comment

Richard Miles, President and Chief Executive Officer, said: “Continued investment in recording channel capacity, combined with 2007 international marketing efforts, contributed to strong results in the first quarter of 2008.   Typically, our first quarter revenues and profits increase from the fourth quarter as Canada completes its winter season, and this year has been no exception. The second quarter is historically our lowest quarter due to the Canadian thaw and other seasonality in our business.  We expect the severity of any decrease to be largely dependent on how well we are able to perform with our new country startups and the restart of our upgraded OBC crew in Australia during the quarter.  Our backlog remains strong and I am excited about our revenue visibility into next year. The increase in our order book is a testament to the increasing demand for our innovative solutions, which help our customers maximize the returns from their complex E&P projects.  In addition, an increasing part of our order book and opportunities are coming from the shallow water environments around the world, which is very encouraging given our expertise in those areas.”

Miles continued, “Robust customer demand is driving our capital investment decisions for adding increased revenue generating capacity. In the first quarter we spent $25.7 million on new equipment to increase our recording capacity in Latin America, the Eastern Hemisphere and to start up a new transition zone crew.  We continue to focus on improving our worldwide operations for improved efficiency and service to our customers, profitability and shareholder value.”

Below are condensed consolidated Statements of Results of Operations.  More detailed information is available in the Company’s Form 10-Q for the quarter ended March 31, 2008 which will be filed by May 12, 2008.

	For the Quarter Ended March 31,
	2008	2007
	(In thousands)
Revenue	$120,154	$110,964

Expenses:
Operating expenses	92,415	83,129
General and administrative	9,302	9,220
Depreciation and amortization	10,991	7,532
Total expenses	112,708	99,881
Other gain (loss), net	(81)	1,542
Income from operations	7,365	12,625

Other income (expense):
Interest expense, net	(1,321)	(3,887)
Other	(661)	253

GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

	(1,982)	(3,634)
Income before income taxes	5,383	8,991
Provision for income taxes	1,520	2,687
Net income	3,863	6,304
Preferred stock dividend and accretion costs	1,276	1,178
Income applicable to common stockholders	$2,587	$5,126

Income per common share - basic	$0.25	$0.89
Income per common share - diluted	$0.24	$0.75

Weighted average common shares outstanding - basic	10,316	5,758
Weighted average common shares outstanding - diluted	10,594	8,377

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Quarter Ended March 31,
	2008	2007
	(In thousands)
Net Income to Common Stockholders	$2,587	$5,126
Preferred Stock Dividends and Accretion Costs	1,276	1,178
Net Income	3,863	6,304
Provision for income taxes	1,520	2,687
Interest Expense, net	1,321	3,887
Other Expense (Income) (as defined above)	742	(1,795)
Depreciation and Amortization	10,991	7,532
EBITDA	$18,437	$18,615

Conference Call and Webcast Information

Geokinetics has scheduled a conference call and webcast on Thursday, May 8, 2008, beginning at 11:00 a.m. Eastern Daylight Time and 10:00 a.m. Central Daylight Time to discuss its first quarter 2008 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407-8035 for domestic or (201) 689-8035 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations

GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

section and at www.investorcalendar.com.  A telephone audio replay will also be available through May 22, 2008, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID#281917.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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GEOKINETICS INC. (AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX